Exhibit 35.3

SERVICER COMPLIANCE CERTIFICATE

PURSUANT TO ITEM 1123 OF REGULATION AB UNDER

THE SECURITIES EXCHANGE ACT OF 1934

Re: Cabela’s Master Credit Card Trust;	Date: March 30, 2018
Cabela’s Credit Card Master Note Trust

The undersigned, a duly authorized representative of World’s Foremost Bank (the “Servicer”), pursuant to Item 1123 of Regulation AB and Section 3.05(a) of the Third Amended and Restated Pooling and Servicing Agreement, dated as of June 14, 2016, among WFB Funding, LLC, as Transferor, World’s Foremost Bank, as Servicer, and U.S. Bank National Association, as Trustee, as amended, restated, supplemented or otherwise modified, (the “Pooling and Servicing Agreement”), does hereby certify that:

1.    A review of the activities of the Servicer from January 1, 2017 through December 31, 2017 (the “Reporting Period”) and of its performance under (a) the Pooling and Servicing Agreement; and (b) the Second Amended and Restated Master Indenture dated as of June 14, 2016, among Cabela’s Credit Card Master Note Trust, the Servicer, and U.S. Bank National Association, as Indenture Trustee (as amended, restated, supplemented or otherwise modified, the “Indenture” and together with the Pooling and Servicing Agreement, the “Agreements”), has been made under my supervision; and

2.    To the best of my knowledge, based on my review, the Servicer has fulfilled all of its obligations under the Agreements in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 30th day of March, 2018.

CABELA’S INCORPORATED, as successor by merger to World’, as Servicer

By:	/s/ Kevin Werts
Name:	Kevin J. Werts
Title:	Vice President